Exhibit 99.1

news release

Enbridge Energy Partners Decides Not to Proceed with Offering of Class A Common Units

HOUSTON, November 29, 2007 — Enbridge Energy Partners, L.P. (NYSE:EEP) (“the Partnership”) issued a news release on November 28, 2007, confirming the death of two employees in an explosion and fire on its crude oil pipeline.  The explosion occurred at approximately 3:45 p.m. CST, November 28, 2007, approximately three miles southeast of Enbridge’s Clearbrook, Minnesota terminal.  As a result of the events that occurred, the Partnership has decided not to proceed with the previously announced public offering of its Class A common units as set forth in its preliminary prospectus filed on November 28, 2007 with the Securities and Exchange Commission pursuant to Rule 424(b)(2) of the Securities Act of 1933, as amended.

Enbridge Energy Partners, L.P. owns the U.S. portion of the world’s longest liquid petroleum pipeline and is active in natural gas gathering, processing and transmission. Enbridge Energy Management, L.L.C. (NYSE:EEQ) manages the business and affairs of the Partnership and its principal asset is an approximate 15 percent interest in the Partnership.

Enbridge Energy Company, Inc., an indirect wholly owned subsidiary of Enbridge Inc. of Calgary, Alberta, is the General Partner of Enbridge Partners and holds an approximate 15 percent interest in Enbridge Partners. Enbridge Inc. common shares are traded on the Toronto Stock Exchange and on the New York Stock Exchange under the symbol “ENB.”

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CONTACTS:

Investor Relations:	Media:
Tracy Barker	Larry Springer
Toll-free: (866) EEP INFO or (866) 337-4636	Tel: (713) 821-2253
E-mail: eep@enbridge.com	E-mail: usmedia@enbridge.com